Exhibit 99.1

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Robert K. Cole, Chairman and CEO
18400 Von Karman, Suite 1000	(949) 224-5700
Irvine, CA 92612	Carrie Marrelli, VP, Investor Relations
(949) 224-5745

NEW CENTURY FINANCIAL CORPORATION ANNOUNCES

RECORD $1.75 EPS FOR THIRD QUARTER AND

RAISES 2003 EPS GUIDANCE TO $6.25

Company Announces Earnings Per Share Guidance for 2004 of $7.00

IRVINE, CA, October 22, 2003 . . . New Century Financial Corporation (NASDAQ: NCEN) announced today results for the three months and nine months ended September 30, 2003.

Operational Highlights

•	Record net earnings of $64.9 million or $1.75 per share
•	Raises 2003 EPS guidance to $6.25 or higher
•	Targets 2004 EPS of $7.00 or higher
•	Record production of $8.6 billion for the quarter
•	Completed $2 billion asset-backed commercial paper facility
•	Record cash and liquidity of $354.0 million at September 30, 2003

Financial Results

For the three months ended September 30, 2003, net earnings increased to $64.9 million, or $1.75 per share on a diluted basis, compared to $51.5 million, or $1.30 per share on a diluted basis, for the same quarter a year ago, an increase of 26.0%. Total revenues for the quarter increased 54.4% to $256.9 million, compared to total revenues of $166.4 million for the same quarter a year ago.

For the nine months ended September 30, 2003, net earnings increased to $171.4 million, or $4.58 per share on a diluted basis, compared to $125.4 million, or $3.18 per share on a diluted basis, for the same period a year ago, an increase of 36.7%. Total revenues increased 55.7% to $653.4 million, compared to $419.6 million for the same period a year ago.

“In addition to reporting strong earnings during the quarter, the record origination volume in September increased our loan inventory at the end of the quarter,” said Edward F. Gotschall, Vice Chairman and Chief Financial Officer. “The sale of these loans in the fourth quarter will enable us to meet or exceed $6.25 per share for fiscal 2003,” added Gotschall.

The following data gives effect to our three-for-two stock split on July 11, 2003:

(Dollars in thousands, except per share data)

Financial Summary	Three Months Ended		Nine Months Ended
	09/30/03	09/30/02	09/30/03	09/30/02
Total revenues	$256,914	$166,378	$653,366	$419,553
Earnings before income taxes	$111,551	$87,689	$293,742	$213,692
Net earnings	$64,878	$51,518	$171,432	$125,353
Income available to common stockholders	$64,878	$51,518	$171,432	$124,911
Diluted earnings per share	$1.75	$1.30	$4.58	$3.18
Diluted wtd. avg. shares outstanding	37,060,000	39,637,000	37,427,000	39,415,000

“A very solid third quarter keeps us on track to conclude fiscal 2003 as the best year in our company’s history,” said Robert K. Cole, Chairman and Chief Executive Officer. “Based upon our expectation of moderately higher interest rates supporting a stable housing market and continued growth in consumer credit, our target production for 2004 is $30 billion,” added Cole.

Loan Originations

Third quarter loan production totaled approximately $8.6 billion, an increase of 125.9% over the loan production total for the corresponding period a year ago.

“We were very excited by our record-shattering production in the third quarter,” said Brad A. Morrice, Vice Chairman, President and Chief Operating Officer. “We are optimistic that fourth quarter volume will be similar to third quarter levels resulting in full year volume above prior expectations,” added Morrice.

The following table summarizes our loan originations by channel and by product type for the periods shown:

(Dollars in thousands)

	Three Months Ended				Nine Months Ended
	09/30/03%		09/30/02%		09/30/03%		09/30/02%
Wholesale	$7,702,767	89.2	$3,293,693	86.2	$16,910,953	88.4	$8,316,090	85.5
Retail	648,735	7.5	455,278	11.9	1,585,523	8.3	1,264,953	13.0
Anyloan	287,306	3.3	74,102	1.9	634,800	3.3	142,563	1.5

Total	$8,638,808	100.0	$3,823,073	100.0	$19,131,276	100.0	$9,723,606	100.0

	09/30/03%		09/30/02%		09/30/03%		09/30/02%
Fixed rate	$3,441,283	39.8	$964,758	25.2	$6,060,065	31.7	$2,480,072	25.5
Adjustable rate	5,197,525	60.2	2,858,315	74.8	13,071,211	68.3	7,243,534	74.5

Total	$8,638,808	100.0	$3,823,073	100.0	$19,131,276	100.0	$9,723,606	100.0

	09/30/03%		09/30/02%		09/30/03%		09/30/02%
Refinance	$6,341,105	73.4	$3,092,672	80.9	$14,629,952	76.5	$8,015,299	82.4
Purchase	2,297,703	26.6	730,400	19.1	4,501,324	23.5	1,708,307	17.6

Total	$8,638,808	100.0	$3,823,073	100.0	$19,131,276	100.0	$9,723,606	100.0

Credit Quality

The following table summarizes our loan originations by risk grades for the periods shown:

(Dollars in thousands)

	Three Months Ended 9/30/03				Nine Months Ended 9/30/03
Risk Grades	Amount	%	Avg. LTV	FICO	Amount	%	Avg. LTV	FICO
AA	$6,372,798	73.8	83.4	643	$11,306,392	59.1	83.8	631
A+	1,000,278	11.6	79.5	590	4,062,327	21.2	81.2	602
A-	633,854	7.3	76.7	575	1,829,887	9.6	77.1	567
B	385,097	4.5	74.6	561	1,304,606	6.8	74.7	553
C/C-	221,958	2.6	68.8	549	597,672	3.1	68.9	546

Subtotal	$8,613,985	99.7	81.7	626	$19,100,884	99.8	81.5	611

Commercial	9,155	0.1			11,265	0.1
Private Label Prime	15,668	0.2			19,128	0.1

Total	$8,638,808	100.0			$19,131,276	100.0

Commercial loans represent real estate mortgage loans on multifamily and mixed-use properties. Private Label Prime loans represent agency-qualifying loans originated for us by a third party under a private label agreement.

The following table sets forth the FICO Score and Credit trends on production for the periods indicated:

	3Q03	2Q03	1Q03	4Q02	3Q02
Wtd. Avg. FICO Score	626	599	598	600	596
% of Production in Top 2 Credit Grades	85.4%	80.3%	71.2%	61.3%	57.9%
% of Production in Bottom 2 Credit Grades	2.6%	3.6%	3.6%	4.4%	4.7%

Our average FICO score increased significantly during the third quarter due to the higher volume originated primarily in our AA credit grade to borrowers with FICO scores generally above 620. In prior periods, many of these borrowers would have obtained loans from Alt-A or prime lenders who typically offer lower rates.

Internet-based Originations

The following table sets forth the originations from our wholesale division’s FastQual® website as a percentage of total wholesale loan production and originations from our retail division’s Internet program as a percentage of total retail loan production for the periods indicated:

(Dollars in thousands)

	3Q03	2Q03	1Q03	4Q02	3Q02
Total wholesale production	$7,702,767	$5,131,650	$4,078,647	$3,801,756	$3,293,693
FastQual	$5,778,164	$3,278,230	$1,679,601	$911,782	$653,729
Percent FastQual	75.0%	63.9%	41.2%	24.0%	19.8%
Total retail production	$648,735	$482,394	$452,283	$543,981	$455,278
Retail Internet production	$246,898	$214,492	$172,493	$195,180	$111,936
Percent Internet	38.1%	44.5%	38.1%	35.9%	24.6%

“We are very pleased that the dollar amount and percentage of New Century’s volume coming through the Internet both continued to grow dramatically in the third quarter,” said Morrice. “The increasing utilization of wholesale’s FastQual website, which allows us to efficiently and effectively serve new and existing brokers, provides a great foundation on which to continue building market share,” stated Morrice.

Net Operating Margin

The following table sets forth the components of operating margin for the periods indicated:

	3Q03	2Q03	1Q03	4Q02	3Q02
Gain on sale (a)	4.59%	4.46%	4.07%	4.88%	4.72%
Net interest income (b)	0.46%	0.53%	0.52%	0.53%	0.45%
Loan acquisition cost	(2.06)%	(2.46)%	(2.61)%	(2.46)%	(2.42)%
Operating margin	2.99%	2.53%	1.98%	2.95%	2.75%

(a)	Excludes additions to loan loss allowances and losses on securitization pool repurchases.
(b)	Net interest income represents net interest on unsold inventory divided by origination volume for the corresponding period.

Third quarter gain on sale was slightly higher than the second quarter as a result of continued strong demand for the Company’s product in the secondary market. The Company expects the gain on sale percentage to decline in the fourth quarter as a result of (i) declining secondary market prices resulting from a volatile interest rate environment and (ii) a shift in credit mix to higher FICO, lower coupon product.

Loan Acquisition Costs

The following table sets forth the components of loan acquisition costs for the periods indicated:

	3Q03	2Q03	1Q03	4Q02	3Q02
Points and fees
Wholesale	(0.65)%	(0.77)%	(0.75)%	(0.74)%	(0.71)%
Retail	4.29%	4.26%	4.10%	4.01%	4.30%
Anyloan	(0.62)%	(0.59)%	(0.74)%	(0.69)%	(0.65)%
Net points and fees	(0.30)%	(0.35)%	(0.29)%	(0.17)%	(0.11)%

Overhead	(1.76)%	(2.11)%	(2.32)%	(2.29)%	(2.31)%

Loan acquisition costs	(2.06)%	(2.46)%	(2.61)%	(2.46)%	(2.42)%

Wholesale and Anyloan production as a % of total production	92.5%	91.7%	90.4%	87.9%	88.1%

The table above illustrates the components of the loan acquisition costs. While the percentage of wholesale volume increased, the decrease of 12 basis points in net points and fees paid to acquire wholesale loan production had a positive impact on the overall net points and fees. Wholesale points and fees decreased partly as a result of a higher percentage of high FICO production for which lenders typically pay a lower premium to brokers.

Overhead decreased significantly on a percentage basis as a result of the substantial increase in volume. While fixed costs increased modestly during the quarter, the incremental higher FICO production was originated at a lower acquisition cost than our traditional core production.

Loan acquisition costs is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The most directly comparable GAAP financial measure is total expenses as reflected in our income statement. We believe that the presentation of loan acquisition costs provides useful information to investors regarding our financial performance because it allows us to monitor the performance of our core operations, which is more difficult to do using the most directly comparable GAAP measure. Our management uses loan acquisition cost data for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. As required by Regulation G, a reconciliation of loan acquisition costs to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 1 to this press release.

Forward Sale Commitments

Current forward sale commitments totaling $4.35 billion will be settled during the fourth quarter of 2003. We expect the price of these forward sales commitments to be in the range of 103.25% to 103.75%. These lower prices compared to recent quarters are the result of (i) declining secondary market prices resulting from a volatile interest rate environment and, (ii) a shift in credit mix to higher FICO, lower coupon product.

Secondary Market Transactions

The following table summarizes our secondary market transactions for the periods shown below:

(Dollars in thousands)

	Three Months Ended				Nine Months Ended
	09/30/03		09/30/02		09/30/03		09/30/02
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Whole loan sales	$4,854,522	75.4	$3,491,613	98.0	$13,782,787	82.6	$8,300,478	89.0
Securitizations—GOS	—	—	—	—	—	—	845,477	9.1

Total premium sales	$4,854,522	75.4	$3,491,613	98.0	$13,782,787	82.6	$9,145,955	98.1

Discounted loan sales	83,420	1.3	71,282	2.0	191,496	1.2	181,633	1.9

Total sales	$4,937,942	76.7	$3,562,895	100.0	$13,974,283	83.8	$9,327,588	100.0

On-balance sheet securitizations	1,502,872	23.3	—	—	2,708,887	16.2	—	—

Total secondary market transactions	$6,440,814	100.0	$3,562,895	100.0	$16,683,170	100.0	$9,327,588	100.0

Total secondary market transactions as a % of production	74.6%		93.2%		87.2%		95.9%

Gain on Sale of Loans

The following table reflects the components of our gain on sale of loans for the periods shown below:

(Dollars in thousands)

	Three Months Ended				Nine Months Ended
	09/30/03		09/30/02		09/30/03		09/30/02
	$	% Gain	$	% Gain	$	% Gain	$	% Gain
Whole loan sales	$209,151		$175,398		$576,847		$397,848
Net gain on securitizations	—		—		—		37,098
Mortgage servicing rights	21,218		—		53,105		14,661

	$230,369	4.75	$175,398	5.02	$629,952	4.57	$449,607	4.92
Loss on loans sold at a discount	(3,699)		(12,726)		(18,490)		(44,931)
Adjustments to loss allowance	—		(663)		2,000		(6,084)

Subtotal	$226,670	4.59	$162,009	4.55	$613,462	4.39	$398,592	4.27

Premiums paid to acquire loans	(43,100)		(30,591)		(127,362)		(67,735)
Hedge gain (loss)	(7,275)		(10,139)		(13,979)		(25,992)
Fair value adjustment	(3,100)		10,270		(1,494)		9,557
Net deferred origination costs	(9,565)		(3,148)		(34,913)		(4,001)

Net gain on sale	$163,630	3.31	$128,401	3.60	$435,714	3.12	$310,421	3.33

The increase in gain on sale in 2003 is due to significantly increased whole loan sale volume, partially offset by on-balance sheet securitization transactions in 2003 and lower loan sale premiums in 2003 than in 2002. Other factors include reduced losses on loans sold at a discount in 2003 due to lower repurchase activity.

During 2003 we recognized hedge losses related to our unsold loan inventory and residual interests. The volatility in interest rates during 2003 generated losses in our hedging transactions, without recognizing a corresponding fair value adjustment in the hedged assets. In 2002, hedge losses related to our residual interests in securitizations were generally offset by fair value adjustments related to the item being hedged.

Net deferred origination costs are non-refundable fees and direct costs associated with the origination of mortgage loans that are deferred and recognized when the loans are sold. These costs have increased in 2003 as a result of (i) an increasing percentage of production from the wholesale channel; and (ii) decreased origination fees from retail production.

On-Balance Sheet Securitizations

In September 2003, we completed an on-balance sheet securitization, New Century Home Equity Loan Trust, Series 2003-4, backed by $1.5 billion of fixed- and adjustable-rate mortgage loans. The securitization was structured as a financing versus a sale, resulting in the recording of loans held for investment as an asset and financing on loans held for investment as a liability.

At September 30, 2003, our on-balance sheet securitization portfolio consisted of 16,047 loans totaling $2.7 billion, an increase of 125% from June 30, 2003. Additionally, we have provided $15.8 million as an allowance for losses on these loans during the nine months ended September 30, 2003. There have been no losses charged-off in any of our on-balance sheet securitizations during 2003.

In addition to the on-balance sheet securitizations transactions listed above, in October 2003 we completed an on-balance sheet transaction of approximately $1.1 billion in collateral comprised primarily of higher FICO, or AA type production, generally originated prior to September 30, 2003. These loans are classified as mortgage loans held for investment in the September 30, 2003 balance sheet.

Performance Data on the four on-balance sheet securities completed during 2003 is provided in the table below:

(Dollars in thousands)

	1Q03	2Q03	3Q03	Oct 03
Initial Collateral Pool	$493,605	$712,410	$1,502,872	$1,101,250
Current Collateral Pool	$450,605	$701,547	$1,502,872	$1,101,250
Transaction Date	1/30/03	6/27/03	9/23/03	10/17/03
Delinquency (30+ days)	2.90%	0.61%	0.00%	0.00%
Life-to-date CPR	11.87%	5.10%	0.00%	0.00%

“These securitizations are the foundation of our strategy to build stable earnings growth in future years,” stated Gotschall.

Repurchase Allowance

We establish our repurchase allowance to provide for future repurchase obligations pursuant to representations and warranties in our loan sale agreements and for elective repurchases of loans from prior securitizations. We apply the historic rate of repurchases, the percent of those repurchases that are resold at a loss, and the historic loss severity on such repurchases to our recent whole loan sales. Generally, repurchase requests are made within 90 days of the sale of the loans.

As of September 30, 2003, the components of our repurchase allowance, which is included in Other Liabilities on our balance sheet, were as follows:

(Dollars in thousands)

Quarter Ended 09/30/03
Whole loan sale repurchase obligations:
Third quarter whole loan sales	$4,855,000
Historic repurchase rate	1.0%
Historic percentage of repurchases resold at a loss	75%
Average loss on discounted sales	30%
Estimated loss on future repurchases	$10,924,000
Other	4,873,000

Total repurchase allowance	$15,797,000

Residual Interests

As of September 30, 2003, residual interests totaled $205.7 million representing 2.7% of total assets and 43.2% of net worth. We look at a number of variables in evaluating the reasonableness of our quarterly valuation assumptions including historical experience, economic conditions and other factors and make fair value adjustments as necessary.

Roll-forward of residual interests:

(Dollars in millions)

Beginning balance at 06/30/03	$211.5
Cash received during 3Q03	$(8.5)
Residual interest income	$5.8
Fair value adjustment to residual interests	$(3.1)

Ending balance at 09/30/03	$205.7

The following table shows life-to-date cash flows for our residual interests, as well as their forecasted cash flows:

(Dollars in millions)

Actual life-to-date cash flows through 09/30/03	$354.5
Estimated cash flows – fourth quarter of 2003	$13.6
Estimated cash flows – 2004	$52.4
Estimated cash flows – 2005	$27.6
Estimated cash flows – 2006	$48.7
Estimated cash flows – 2007	$79.3
Estimated cash flows – thereafter	$77.1

Total actual and estimated cash flows	$653.2

Loan Performance Data

Detailed loan performance data is available in the “Security Performance” page and in the “Earnings Releases” section of the “Financial Information” page on our website (www.ncen.com). Such information, and that of our peers, is also available through various industry sources. As of September 30, 2003, we believe this data indicates that our loan pools are generally performing consistently with or better than those of our peer group.

Cash and Liquidity

Our cash and liquidity, which includes available borrowing capacity, as of September 30, 2003 was $354.0 million, a $118.5 million increase from June 30, 2003.

Credit Facilities

During the third quarter, we completed an asset-backed commercial paper facility totaling $2.0 billion and used this facility to fund loan production during the month of September. The advantages of this facility include a diversified source of financing, a lower overall cost and a longer term than traditional warehouse lending facilities. Our aggregate credit facilities totaled $6.6 billion at September 30, 2003.

Convertible Debt Transaction

In July 2003, we closed a private offering of $210 million of Convertible Senior Notes due 2008 pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes bear interest at a rate of 3.50% per year and will be convertible into our common stock at a conversion price of $34.80 per share upon the occurrence of certain events.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

When available, a copy of the prospectus contained in the registration statement may be obtained from Carrie Marrelli, VP – Investor Relations, 18400 Von Karman Avenue, Suite 1000, Irvine, California 92612.

Stock Repurchases

Life-to-date through September 30, 2003, we have repurchased a total of $103 million of our equity, including 3.8 million shares under our stock repurchase program. During the third quarter of 2003, we repurchased 1.4 million shares of our common stock at an average price of $24.47.

In addition to the remaining shares previously authorized for repurchase, on October 1, 2003 our Board of Directors approved an additional 1.0 million shares for repurchase under our stock repurchase program, bringing the total authorized to repurchase in future quarters to 2.0 million shares.

We expect to continue to fund stock repurchases with available corporate liquidity. We anticipate that the number of shares to be purchased and the time of the purchase will be based upon the stock price, level of cash balances, general business conditions and other factors including alternative investment opportunities. These purchases may be made in the open market, through block trades or in privately negotiated transactions.

Quarterly Dividend Payment

On October 1, 2003, our Board of Directors approved a quarterly cash dividend at the rate of $0.10 per share to be paid on October 31, 2003 to stockholders of record at the close of business on October 15, 2003. Any future declaration of dividends will be subject to our earnings, financial position, capital requirements, contractual restrictions and other relevant factors.

Loan Servicing Platform

As of September 30, 2003, the balance of our loan servicing portfolio was $9.7 billion, consisting of the following:

Loans held for sale	$3.2 billion
Servicing rights retained	$4.3 billion
Interim servicing	$2.2 billion

Loans held for sale represent our unsold inventory. Servicing rights retained include both loans sold to whole loan investors for which we retained the servicing rights and loans underlying our on-balance sheet securitizations. Interim servicing represents loans sold to whole loan investors that we have agreed to service temporarily pending their transfer.

As of September 30, 2003, the balance of loans serviced by others that underlie our residual asset was $2.1 billion.

Earnings Guidance

	2003	2004
Production Volume	$27 billion	$30 billion
EPS (a)	$6.25 or higher	$7.00 or higher

(a) Assumes shares outstanding from dilution of convertible debt in 2004.

Conference Call and Webcast

New Century’s quarterly earnings conference call is scheduled to begin at 8:00 a.m., Pacific Daylight Time, on Thursday, October 23, 2003. The conference call and an accompanying slide presentation will be broadcast live over the Internet at www.ncen.com. If you would like to participate on the call, please contact Carrie Marrelli at (949) 224-5745 to receive the details for the call. The financial information included in this press release and the slide presentation will be available following the conference call by clicking the “Financial Information” button then the “Earnings Releases” button in the “Investor Relations” section of our website.

Summary

New Century Financial Corporation (Nasdaq: NCEN) is one of the nation’s largest specialty mortgage companies, providing first and second mortgage products to borrowers nationwide through its operating subsidiaries. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, visit www.ncen.com.

As of September 30, 2003, New Century originated loans through 5 retail regional processing centers and 71 sales offices operating in 26 states and 15 wholesale regional processing centers operating in 11 states and employed 3,455 Associates.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be considered to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include (i) our 2003 EPS guidance of $6.25 or higher (ii) our 2004 EPS guidance of $7.00 or higher, (iii) our belief that 2003 will be the best year in our history, (iv) our 2004 target production of $30 billion, (v) our expectation that fourth quarter volume will be similar to third quarter levels resulting in full year volume above prior expectations, (vi) our belief that the increasing utilization of wholesale’s FastQual website provides a great foundation on which to continue building market share, (vii) our expectation that the gain on sale percentage will decline in the fourth quarter as a result of declining secondary market prices and a shift in credit mix to higher FICO, lower coupon product, (viii) our expectation that current forward sale commitments totaling $4.35 billion will be settled during the fourth quarter of 2003, (ix) our expectation that the price of these forward sales commitments will be in range of 103.25% to 103.75%, (x) our belief that the on-balance sheet securitizations will enable us to build stable earnings growth in future years, (xi) our expectation that we will continue to fund stock repurchases with available corporate liquidity, and (xii) our expectation that the number of shares that we purchase and the time of such purchase will be based upon the stock price, level of cash balances, general business conditions and other factors including alternative investment opportunities. We caution that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to (i) the condition of the U.S. economy and financial system, (ii) the condition of the markets for whole loans and mortgage-backed securities, (iii) the stability of residential property values, (iv) our ability to continue to maintain low loan acquisition costs, (v) the potential effect of new state or federal laws and regulations, (vi) the effect of increasing competition in our sector, (vii) our ability to maintain adequate credit facilities to finance our business, (viii) the interest rate environment, (ix) the outcome of litigation or regulatory actions pending against New Century, (x) our ability to adequately hedge our residual values, (xi) the accuracy of our assumptions regarding our repurchase allowance and residual valuations, (xii) our ability to finalize our forward sale commitments, (xiii) our ability to deliver loans in accordance with the terms of our forward sale commitments, and (xiv) the ability of our servicing platform to maintain high performance standards. Additional information on these and other factors is contained in our Annual Report on Form 10-K for the year ended December 31, 2002 and our other periodic filings with the Securities and Exchange Commission. We assume no obligation to update the forward-looking statements contained in this press release.

New Century Financial Corporation

Selected Financial Data

Unaudited

(Dollars in thousands except per share data)

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
	2003	2002	2003	2002
Revenues
Gain on sale of loans	$163,630	$128,401	$435,714	$310,421
Interest income
Interest income on loans held for sale	61,528	29,511	151,688	84,429
Interest income on loans for investment	23,460		39,163
Residual interest income	5,898	8,392	18,582	24,560
Servicing and other income	2,398	74	8,219	143

Total revenues	256,914	166,378	653,366	419,553

Operating expenses
Personnel	72,546	41,239	172,174	101,427
Interest
Interest on warehouse/aggregation lines	22,332	12,719	55,274	36,196
Interest on financing/loans held for investment	5,602		9,960
General and administrative	31,484	17,292	89,272	48,588
Advertising and promotion	6,562	4,589	19,137	12,420
Professional services	6,837	2,850	13,807	7,230

Total expenses	145,363	78,689	359,624	205,861

Earnings before income taxes	111,551	87,689	293,742	213,692
Income taxes	46,673	36,171	122,310	88,339

Net earnings	$64,878	$51,518	$171,432	$125,353

Net earnings available to common stockholders		$51,518		$124,911

Basic earnings per share	$1.92	$1.41	$5.03	$3.65

Diluted earnings per share	$1.75	$1.30	$4.58	$3.18

Basic wtd. avg. shares outstanding	33,725,018	36,489,703	34,063,290	34,185,107
Diluted wtd. Avg. shares outstanding	37,060,421	39,637,145	37,426,585	39,415,074

*Book value per share is computed using fully diluted shares outstanding. Using basic shares outstanding, book value per share was $14.12 and $9.75 at September 30, 2003 and 2002, respectively.

Balance Sheet Data: (dollars in thousands)	September 30, 2003	December 31, 2002	September 30, 2002
Cash and cash equivalents (a) (b)	$332,518	$182,924	$148,652
Loans receivable held for sale, net	3,199,790	1,920,396	1,392,355
Loans held for investment	3,774,953	—	—
Residual interests in securitizations	205,721	246,964	259,969
Other assets	87,170	52,644	37,588

Total assets	$7,600,152	$2,402,928	$1,838,564

Borrowings under warehouse lines	$2,067,265	$1,643,214	$918,565
Borrowings under aggregation lines	1,040,495	242,284	443,838
Financing on loans held for investment	3,669,774	—	—
Convertible Debt	204,587	—	—
Other liabilities	141,754	130,880	120,126
Total stockholders’ equity	476,277	386,550	356,035

Total liabilities and stockholders’ equity	$7,600,152	$2,402,928	$1,838,564

(a)	Cash and liquidity, which includes available borrowing capacity, grew from $148.7 million at September 30, 2002 to $182.9 million at December 31, 2002 to $354.0 million at September 30, 2003.
(b)	Includes restricted cash of $68.2 million at September 30, 2003, $6.2 million at December 31, 2002 and $5.8 million at September 30, 2002.

Schedule 1

The following table is a reconciliation of loan acquisition costs to our expenses in our income statement, presented in accordance with GAAP:

(Dollars in thousands)

	3Q03	2Q03	1Q03	4Q02	3Q02
Total expenses	$145,363	$111,330	$102,931	$94,049	$78,689

Add / subtract:
Excluded expenses (a)	(10,601)	(14,543)	(9,580)	(11,166)	(10,483)
Provision for loss and hedge loss from on-balance sheet securitization	(8,113)	(5,394)	(5,492)	—	—
Direct origination costs classified as a reduction in gain on sale	53,404	50,579	38,600	34,400	32,800
Interest expense	(27,934)	(19,749)	(17,552)	(14,392)	(12,719)

Loan acquisition costs – overhead	$152,119	$122,223	$108,907	$102,891	$88,287
Divided by: quarterly volume	$8,638,808	$5,802,997	$4,689,471	$4,477,890	$3,823,073
Loan acquisition costs overhead (bps)	1.76%	2.11%	2.32%	2.30%	2.31%

(a) Excluded expenses consist of profit-based compensation, servicing division overhead and start-up expenses.

The reconciliation in the table above illustrates the differences between overhead included in loan acquisition costs and overhead reflected in the income statement. The reconciliation does not address net points and fees because they are deferred at origination under GAAP and recognized when the related loans are sold or securitized.

We believe that the presentation of loan acquisition cost provides useful information to investors regarding our financial performance because it allows us to monitor the performance of our core operations, which is more difficult to do when looking at GAAP financial reports. Our management uses this measure for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.